EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Franklin BSP Lending Corporation

(Name of Issuer)

Franklin BSP Lending Corporation

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$33,962,760	(1)	0.0001102%	$3,742.70	(2)
Fees Previously Paid
Total Transaction Valuation	$33,962,760	(1)
Total Fees Due for Filing				$3,742.70	(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$3,742.83	(2)

(1)	Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of September 30, 2022, of $7.38. This amount is based upon the offer to purchase up to 4,602,000 common shares of beneficial interest, par value $0.001 per share, of Franklin BSP Lending Corporation.

(2)	Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.